Exhibit 99.1

Linkhome Holdings Inc. Enters Definitive Agreement to Acquire Mortgage One Group

IRVINE, Calif, May 12, 2026 (GLOBE NEWSWIRE) -- Linkhome Holdings Inc. (the “Company” or “Linkhome”) (Nasdaq: LHAI), an AI-driven real estate and fintech platform, today announced that it has entered into a definitive agreement to acquire 100% of the equity interests of Constant Investments, Inc., doing business as Mortgage One Group, a full-service mortgage lending company with operations across multiple U.S. states. Subject to customary closing conditions, the transaction is subject to customary closing conditions, and is expected to close on or before July 1,2026.

This acquisition is expected to combine Mortgage One Group’s licensed lending infrastructure with Linkhome’s proprietary AI capabilities, with the goal of building one of the technology industry’s most integrated AI-powered platforms for real estate, mortgage origination, and consumer home financing.

Mortgage One Group operates through eight branch offices, holds mortgage lending licenses in 18 U.S. states (including eight currently active state licenses), has a team of approximately 30 loan officers and nine loan managers, and currently has an $18 million warehouse line of credit.

By bringing together Mortgage One Group’s established lending platform with Linkhome’s AI technology stack, Linkhome aims to deliver a faster, more transparent, and more scalable mortgage experience for homebuyers across the United States. Following the closing of the proposed transaction, Linkhome intends to deploy its proprietary AI across loan processing, underwriting assistance, borrower communication, and operational automation, with the goal of reducing friction throughout the home financing journey.

Building on Mortgage One Group’s existing 18-state license portfolio and eight active state licenses, Linkhome plans to apply for additional state licenses following the closing, with the long-term objective of expanding mortgage and housing finance operations nationwide. The combined platform is also intended to accelerate the nationwide rollout of Linkhome’s AI-powered Cash Offer and Buy Before Sell programs, which are designed to help homebuyers improve purchasing power and reduce financing-related delays in competitive housing markets. Together, these initiatives are expected to advance Linkhome’s long-term strategy of building a unified AI-powered platform across real estate brokerage, mortgage origination, and consumer financial technology.

“This is a defining moment in Linkhome’s journey to redefine how Americans buy, sell, and finance their homes,” said Zhen (Bill) Qin, Chief Executive Officer of Linkhome. “Mortgage One Group brings us a talented team, an established multi-state lending platform, and a foundation we believe is well-suited for the AI-driven future of housing finance.”

“By combining Mortgage One Group’s lending capabilities with Linkhome’s AI technology, we expect to deliver a faster, smarter, and more transparent mortgage experience — and to bring our Cash Offer and Buy Before Sell programs to homebuyers across the country,” Mr. Qin added. “We are committed to helping more Americans achieve the dream of homeownership.”

Additional information regarding the transaction will be set forth in a Current Report on Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission (SEC).

Integration planning is currently underway, and the Company intends to provide further updates following the closing of the transaction.

About Linkhome Holdings Inc.

Linkhome Holdings Inc. (Nasdaq: LHAI) is an AI-driven real estate and fintech company focused on integrating artificial intelligence with real estate transactions, mortgage services, and financial technology solutions. The Company provides AI-powered property search tools, real estate brokerage services, transaction solutions, and technology-enabled financial services across the United States. For more information, visit www.linkhome.com.

About Mortgage One Group

Constant Investments, Inc., doing business as Mortgage One Group, is a U.S. mortgage lending company operating through eight branch offices, with mortgage lending licenses in 18 states (including eight currently active state licenses), a team of approximately 30 loan officers and nine loan managers, and an $18 million warehouse line of credit. For more information, visit www.mtgog.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “may,” “will,” “expect,” “intend,” “plan,” “believe,” “anticipate,” “estimate,” “project,” “target,” “goal,” “potential,” “strategy,” and similar expressions, or the negative thereof.

These statements include, but are not limited to, statements regarding the expected closing and operational effectiveness of the proposed acquisition; anticipated benefits, synergies, and opportunities of the transaction; integration plans and timing; expectations regarding the deployment and impact of artificial intelligence in mortgage operations; the nationwide expansion of Linkhome’s housing finance programs, including its Cash Offer and Buy Before Sell programs; planned applications for additional state mortgage licenses; and the future business, financial condition, and operating results of Linkhome and the combined company.

Forward-looking statements are based on management’s current expectations and assumptions, are not guarantees of future performance, and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied. These risks include, among others: the failure to satisfy the conditions to closing of the proposed acquisition; the failure to obtain required regulatory or third-party approvals or consents; risks related to the integration of Mortgage One Group and the realization of anticipated benefits; potential disruption of Linkhome’s or Mortgage One Group’s respective businesses; the loss of key personnel or loan officers; legal, regulatory, and licensing risks affecting mortgage lending operations; changes in mortgage interest rates, housing market conditions, and the broader economy; the Company’s ability to develop and deploy AI technologies effectively; competition; cybersecurity and data privacy risks; and other risks described in Linkhome’s filings with the SEC, including those discussed under “Risk Factors” in its Annual Report on Form 10-K and subsequent reports filed with the SEC.

There can be no assurance that the proposed acquisition will be completed on the anticipated terms, on the anticipated timeline, or at all. Forward-looking statements speak only as of the date of this press release, and Linkhome undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

Contacts

Investor Relations

Linkhome Holdings Inc.

Email: Ir@linkhome.com

Phone: (800) 680-9158

Website: www.linkhome.com

3